Exhibit 99.1
News Release

Contact:
Thomas Lyles
Chief Executive Officer and President
875 Lowcountry Blvd
Mount Pleasant, SC 29464
(843) 388-8433

Tidelands Bancshares Announces Quarterly Results

Tidelands Bancshares, Inc., the holding company for Tidelands Bank, announced that the net loss for the quarter ended March 31, 2014 was $131,943 as compared to a loss of $541,218 for the same period of 2013.   Net loss available to common shareholders after the preferred dividend was $344,196 as compared to $785,056 for the first quarter of 2013.  Total assets were $477 million at March 31, 2014 representing a decline of 2.1% from year end 2013 levels.

About Tidelands Bancshares, Inc.

Tidelands Bancshares, Inc., headquartered in Mt. Pleasant, SC, operates as a bank holding company of Tidelands Bank. Tidelands Bank is a local community bank focused on serving individuals, families, entrepreneurs, and small businesses in the South Carolina Lowcountry, with 7 locations serving Charleston, Dorchester, Berkeley, Horry, and Beaufort counties. Tidelands Bank offers mortgages, construction loans, deposit products, internet banking, 24 hour telephone banking, and ATM service, and takes great pride in providing the custom banking solutions and services necessary to meet customer needs. Traded on the NASDAQ OTC US market as TDBK, Tidelands can also be found on the web at www.tidelandsbank.com. For more information regarding the matters described in this press release, please refer to Tidelands Bancshares, Inc.’s filings, including on Form 10-K, with the Securities and Exchange Commission at www.sec.gov.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of the strategic plan, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, and regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.